UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2005 (June 14, 2005)

LUMINEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30109	74-2747608

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12212 Technology Boulevard, Austin, Texas	78727

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 219-8020

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

As announced in a press release dated June 14, 2005, the Board of Directors of Luminex Corporation (the “Company”) elected J. Stark Thompson to fill a newly created directorship as further described under Item 5.02 below. Mr. Thompson will be entitled to receive the Company’s standard compensation for outside directors, the terms of which have been previously disclosed.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of June 14, 2005, in accordance with the Company’s bylaws, the Board approved an increase in the number of directors from nine to ten resulting in one new directorship. Based upon, among other considerations, the recommendation of the Nominating and Corporate Governance Committee, the Board thereafter elected J. Stark Thompson as a Class III director to fill the newly created directorship in accordance with the Company’s bylaws. No decision was made at the meeting with respect to which committees, if any, Mr. Thompson will participate. The Nominating and Corporate Governance Committee, in conjunction with the full Board, will evaluate the committee(s) for which Mr. Thompson may best serve the Company and its stockholders. There are no reportable relationships between the Company and Mr. Thompson.

Item 9.01. Financial Statements and Exhibits.

Exhibits

          99.1     Press Release dated June 14, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMINEX CORPORATION
Date: June 15, 2005	By:	/s/ Harriss T. Currie
Harriss T. Currie
Chief Financial Officer